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                                                                       Exhibit 1
                           -- CIBER, INC. NEWS RELEASE --

For Immediate Release                                     Contact:
                                                          Kara Kennedy
                                                          Shareholder Relations
                                                          303/220-0100

                         CIBER ANNOUNCES CLOSE OF MERGER WITH
                           EJR COMPUTER ASSOCIATES, INC.

     Englewood, Colorado -- August 12, 1998 -- CIBER, Inc., ("CIBER") (NYSE:CBR) announced today the closing of the merger with EJR Computer Associates, Inc. ("EJR"), a privately held provider of data processing consulting and project management services headquartered in Hoboken, NJ.

     "Founded in 1979 by Elliott J. Rosenzweig, President, EJR brings to CIBER a solid client base comprised of Fortune 500 companies, including many leading financial institutions and pharmaceutical firms, in the New York and New Jersey markets," stated Mac Slingerlend, CIBER's President and Chief Executive Officer. "The consistent high level of performance and stability of EJR's technical staff will enhance our CIS division and create project and solution sales opportunities in these established client relationships. In addition, we are pleased that Jerry Sciarrillo, Vice President in charge of consulting operations, has agreed to join the CIBER team as a regional vice president overseeing several of our northeast operations," Mr. Slingerlend continued.

     EJR employs approximately 185 consultants and generates annualized revenues of approximately $28 million. The combination will be accounted for as a pooling of interests.

     CIBER, Inc. is a premier provider of system integration consulting services. Employing over 5,500 employees located in over 80 offices in more than 20 states plus Canada, CIBER offers services in four principal areas: management consulting for business/IT, ERP implementation services, information technology consulting services and network technology design/integration consulting. CIBER's wholly-owned subsidiaries include Spectrum Technology Group, Inc., Business Information Technology, Inc., The Summit Group, Inc. and CIBER Network Services, Inc.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks and uncertainties that could cause actual results to vary materially from such statements. Please refer to discussions of certain of these risks and uncertainties in the Company's Annual Reports, 10-Ks, 10-Qs and other Securities and Exchange Commission filings.
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           CIBER, INC., 5251 DTC PARKWAY, SUITE 1400, ENGLEWOOD, CO  80111
                                 HTTP://WWW.CIBER.COM
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